Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Bridgeline Digital, Inc. on Form S-3 of our report dated December 23, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Bridgeline Digital, Inc. as of September 20, 2020 and 2019 and for the years ended September 30, 2020 and 2019, which report appears in the Prospectus, which is part of this Registration Statement. We were dismissed as auditors on February 26, 2021 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such prospectus for the periods after the date of February 26, 2021. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Boston, MA

May 28, 2021